                                                                     EXHIBIT 2.1

                                                                           FINAL

                            STOCK PURCHASE AGREEMENT


                                     BETWEEN


                           PRINCETON eCOM CORPORATION,

                                       and

                             BILLING CONCEPTS CORP.



                         ------------------------------

                            Dated: February 21, 2000
                         ------------------------------



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                                                                                                               PAGE

                                Table of Contents

                                                                                                               Page
ARTICLE I   DEFINITIONS...........................................................................................1
   1.1      Definitions...........................................................................................1
ARTICLE II  PURCHASE AND SALE OF PREFERRE.........................................................................7
   2.1      Purchase and Sale of Preferred Stock..................................................................7
   2.2      Certificates of Designations..........................................................................8
   2.3      Closing...............................................................................................8
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................8
   3.1      Corporate Existence and Power.........................................................................8
   3.2      Authorization; No Contravention.......................................................................8
   3.3      Governmental Authorization; Third Party Consents......................................................9
   3.4      Binding Effect........................................................................................9
   3.5      Litigation............................................................................................9
   3.6      Compliance with Laws..................................................................................9
   3.7      Capitalization.......................................................................................10
   3.8      No Default or Breach; Contractual Obligations........................................................11
   3.9      Title to Properties..................................................................................11
   3.10     FIRPTA...............................................................................................12
   3.11     Financial Statements.................................................................................12
   3.12     Taxes................................................................................................12
   3.13     No Material Adverse Change; Ordinary Course of Business..............................................13
   3.14     Investment Company...................................................................................13
   3.15     Private Offering.....................................................................................13
   3.16     Labor Relations......................................................................................13
   3.17     Employee Benefit Plans...............................................................................13
   3.18     Title to Assets......................................................................................14
   3.19     Liabilities..........................................................................................14
   3.20     Intellectual Property................................................................................14
   3.21     Network Redundancy and Computer Back-up..............................................................16
   3.22     Security of Customer Information.....................................................................16
   3.23     Potential Conflicts of Interest......................................................................17
   3.24     Trade Relations......................................................................................17
   3.25     Outstanding Borrowing................................................................................17
   3.26     Insurance............................................................................................17
   3.27     Environmental Matters................................................................................17
   3.28     Broker's, Finder's or Similar Fees...................................................................18
   3.29     Disclosure...........................................................................................18
   3.30     SEC Documents........................................................................................18
   3.31     Stock Option Plans...................................................................................18
   3.32     Year 2000 Compliance.................................................................................18
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................................19
   4.1      Existence and Power..................................................................................19
   4.2      Authorization; No Contravention......................................................................19


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   4.3      Governmental Authorization; Third Party Consents.....................................................19
   4.4      Binding Effect.......................................................................................19
   4.5      Purchase for Own Account.............................................................................20
   4.6      Restricted Securities................................................................................20
   4.7      Broker's, Finder's or Similar Fees...................................................................21
   4.8      Accredited Investor..................................................................................21
ARTICLE V   CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE...............................................21
   5.1      Secretary's Certificate..............................................................................21
   5.2      Representations and Warranties True; Performance of Obligations Filing of Series A and Series B
            Certificate of Designations..........................................................................22
   5.3      Regulatory Approvals.................................................................................22
   5.4      Filing of Series A and Series B Certificate of Designations..........................................22
   5.5      Purchased Shares.....................................................................................22
   5.6      Termination of Rights of Purchaser...................................................................23
   5.7      Stockholders Agreement...............................................................................23
   5.8      Registration Rights Agreement........................................................................23
   5.9      Selling Stockholders Stock Purchase Agreement........................................................23
   5.10     Management Assurances................................................................................23
   5.11     Averett Employment...................................................................................23
   5.12     Opintion of Counsel..................................................................................23
   5.13     Licciardello Employment Agreement....................................................................23
   5.14     Resignation and Appointment of Corporate Secretary...................................................23
ARTICLE VI  CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE.................................................23
   6.1      Payment of Purchase Price............................................................................23
   6.2      Stockholders Agreement...............................................................................24
   6.3      Registration Rights Agreement........................................................................24
ARTICLE VII INDEMNIFICATION......................................................................................24
   7.1      Indemnification......................................................................................24
   7.2      Notification.........................................................................................25
ARTICLE VIII AFFIRMATIVE COVENANTS...............................................................................26
   8.1      Preservation of Existence............................................................................27
   8.2      Financial Statements and Other Information...........................................................27
   8.3      Reservation of Common Stock..........................................................................28
   8.4      Insurance............................................................................................28
   8.5      Books and Records....................................................................................28
   8.6      Back-ups of Computer Software........................................................................28
   8.7      Inspection...........................................................................................28
   8.8      Employment Agreements................................................................................29
ARTICLE IX  MISCELLANEOUS........................................................................................29


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   9.1      Survival of Representations and Warranties...........................................................29
   9.2      Notices..............................................................................................30
   9.3      Successors and Assigns; Third Party Beneficiaries....................................................30
   9.4      Amendment and Waiver.................................................................................30
   9.5      Counterparts.........................................................................................30
   9.6      Headings.............................................................................................31
   9.7      GOVERNING LAW........................................................................................31
   9.8      Severability.........................................................................................31
   9.9      Rules of Construction................................................................................31
   9.10     Entire Agreement.....................................................................................31
   9.11     Fees.................................................................................................31
   9.12     Publicity; Confidentiality...........................................................................31
   9.13     Further Assurances...................................................................................32
   9.14     Specific Performance.................................................................................32

EXHIBITS

A                 Form of By-laws
B                 Form of Series A Certificate of Designations
C                 Form of Series B Certificate of Designations
D                 Form of Certificate of Incorporation
E                 Form of Registration Rights Agreement
F                 Form of Stockholders Agreement
F-1               Form of Licciardello Employment Agreement
G                 Form of Hale & Schenkman Opinion
H                 Form of Selling Stockholders Stock Purchase Agreement
                     (Licciardello)
I.                Form of Selling Stockholder Stock Purchase Agreement (Corl)

SCHEDULES

2.1               Purchased Shares and Purchase Price
3.3               Authorizations and Consents
3.5               Litigation
3.7(a)            List of Equity Holders
3.7(b)            List of Subsidiaries and their Equity Holders
3.8               Contractual Obligations
3.17              Employee Benefit Plans
3.18              Liens on Assets
3.20(a)(ii)       Intellectual Property Owned by the Company and Filings and
                     Applications Therefor
3.20(a)(iii)      Intellectual Property Licenses, Sublicenses, Distributor
                     Agreements and Other Agreements
3.20(a)(iv)       Infringements by the Company of Intellectual Property of
                     Others
3.20(a)(v)        Intellectual Property Litigation
3.20(b)           Infringements of Intellectual Property of the Company
3.20(d)           Licenses or Other Agreements Requiring Material Royalty
                     Payments
3.21              Network Redundancy and Computer Back-up
3.24              Potential Conflict of Interest
3.26              Outstanding Borrowing
3.27              Insurance
9.2               Notices
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                                                                          FINAL
                                                                               1
                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT, dated February 21, 2000 (this "Agreement"), between Princeton eCom Corporation, a Delaware corporation (the "Company"), and Billing Concepts Corp., a Delaware corporation ("Billing Concepts" or the "Purchaser").

         WHEREAS, upon the terms and conditions set forth in this Agreement, the Company proposes to issue and sell to the Purchaser the number of shares, par value $.01 per share, of Series A Convertible Preferred Stock of the Company (the "Series A Preferred Stock") and the number of shares, par value $.01 per share, of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock" and together with the Series A Preferred Stock, the "Preferred Stock") set forth on Schedule 2.1, for the aggregate purchase price set forth on
Schedule 2.1;

         WHEREAS, each share of Preferred Stock is convertible (subject to adjustment) into one share, par value $.01 per share, of common stock of the Company (the "Common Stock").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Affiliate" shall mean any Person who is an "affiliate," as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, of another Person.

                  "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

                  "Assets" has the meaning set forth in Section 3.18 of this Agreement.

                  "Audited Financial Statements" has the meaning set forth in
         Section 3.11 of this Agreement.

                  "Board of Directors" means the Board of Directors of the Company.

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                  "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

                  "By-laws" means the by-laws of the Company in effect on the Closing Date substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time in accordance with the terms of the Stockholders Agreement.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company substantially in the form attached hereto as Exhibit D, as the same may be amended from time to time in accordance with the terms of the Stockholders Agreement.

                  "Claims" has the meaning set forth in Section 3.5 of this Agreement.

                  "Closing" has the meaning set forth in Section 2.3 of this Agreement.

                  "Closing Date" has the meaning set forth in Section 2.3 of this Agreement.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" has the meaning set forth in the recitals to this Agreement.

                  "Company" has the meaning set forth in the preamble to this Agreement.

                  "Company Indemnified Party" has the meaning set forth in
         Section 7.1(b) of this Agreement.

                  "Company Loss" has the meaning set forty in Section 7.1(b) of this Agreement.

                  "Condition of the Company" means the assets, business, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

                  "Contingent Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or otherwise (the "primary obligation") of another Person (the "primary obligor"), whether or not


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         contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                  "Contractual Obligations" means, as to any Person, any provision of (i) any security issued by such Person or (ii) any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Copyrights" means any foreign or United States copyright registrations and applications for registration thereof, and any non-registered copyrights.

                  "Environmental Laws" means federal, state, local and foreign laws, principles of common laws, civil laws, regulations, and codes, as well as orders, decrees, judgments or injunctions, issued, promulgated, approved or entered thereunder relating to pollution, protection of the environment or public health and safety.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Financial Statements" has the meaning set forth in Section
         3.11 of this Agreement.

                  "GAAP" means United States generally accepted accounting principles in effect from time to time.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision thereof, and any governmental or

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         quasi-governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Indebtedness" means, as to any Person, (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured),
         (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person.

                  "Indemnified Party" has the meaning set forth in Section 7.2 of this Agreement.

                  "Indemnifying Party" has the meaning set forth in Section 7.2 of this Agreement.

                  "Intellectual Property" has the meaning set forth in Section
         3.20 of this Agreement.

                  "Internet Assets" means any Internet domain names and other computer user identifiers and any rights in and to sites on the worldwide web, including rights in and to any text, graphics, audio and video files and html or other code incorporated in such sites.

                  "Liabilities" has the meaning set forth in Section 3.19 of this Agreement.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest.

                  "Losses" has the meaning set forth in Section 7.1 of this Agreement.

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                                                                               5

                  "Orders" has the meaning set forth in Section 3.2 of this Agreement.

                  "Patents" means any foreign or United States patents and patent applications, including any divisions, continuations, continuations-in-part, substitutions or reissues thereof, whether or not patents are issued on such applications and whether or not such applications are modified, withdrawn or resubmitted.

                  "Permits" has the meaning set forth in Section 3.6 of this Agreement.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Plans" has the meaning set forth in Section 3.17 of this Agreement.

                  "Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

                  "Purchaser" has the meaning set forth in the preamble to this Agreement.

                  "Purchaser Indemnified Party" has be meaning set forth in
         Section 7.1(a) of this Agreement.

                  "Purchaser Losses" has the meaning set forth in Section 7.1(a) of this Agreement.

                  "Registration Rights Agreement" means the Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

                  "Requirements of Law" means, as to any Person, any law, statute, treaty, rule, regulation, ruling, position, interpretation or interpretive position, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

                  "SEC Documents" means all registration statements and other documents filed by the Company under the Securities Act or the Exchange Act and all


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         amendments and supplements thereto filed by the Company with the
         Commission since December 31, 1998.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Selling Stockholder Stock Purchase Agreements" means the Selling Stockholder Stock Purchase Agreement dated as of the Closing Date between the Purchaser and Mr. Donald C. Licciardello pursuant to which the Purchaser will purchase from Mr. Licciardello 1 million shares of Common Stock of the Company for an aggregate purchase price of $6.5 million in the form attached hereto as Exhibit H and the Selling Stockholder Stock Purchase Agreement dated as of the Closing Date between Parris H. Holmes, Jr. and Mr. C. Richard Corl pursuant to which Parris H. Holmes, Jr. will purchase from Mr. Corl 100,000 shares of Common Stock of the Company for an aggregate purchase price of $650,000 in the form attached hereto as Exhibit I.

                  "Series A Certificate of Designations" means the Series A Certificate of Designations with respect to the Series A Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Closing Date substantially in the form attached hereto as Exhibit B.

                  "Series A Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Series B Certificate of Designations" means the Series B Certificate of Designations with respect to the Series B Preferred Stock adopted by the Board of Directors and duly filed with the Secretary of State of the State of Delaware on or before the Closing Date substantially in the form attached hereto as Exhibit C.

                  "Series B Preferred Stock" has the meaning set forth in the recitals to this Agreement.

                  "Software" means any computer software programs, source code, object code, data and documentation, including, without limitation, any computer software programs that incorporate and run the Company's pricing models, formulae and algorithms.

                  "Stock Equivalents" means any security or obligation which is by its terms convertible into or exchangeable for shares of common stock or other capital stock or securities of the Company, and any option, warrant or other subscription or purchase right with respect to common stock or such other capital stock or securities.


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                  "Stock Option Plans" means the Company's 1996 Stock Option
         Plan and the Company's 1998 Non-Employee Director Plan.

                  "Stockholders Agreement" means the Stockholders Agreement substantially in the form attached hereto as Exhibit F.

                  "Subsidiaries" means, as of the relevant date of determination, with respect to any Person, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

                  "Taxes" has the meaning set forth in Section 3.12 of this Agreement.

                  "Trade Secrets" means any trade secrets, research records, processes, procedures, manufacturing formulae, technical know-how, technology, blue prints, designs, plans, inventions (whether patentable and whether reduced to practice), invention disclosures and improvements thereto.

                  "Trademarks" means any foreign or United States trademarks, service marks, trade dress, trade names, brand names, designs and logos, corporate names, product or service identifiers, whether registered or unregistered, and all registrations and applications for registration thereof.

                  "Transaction Documents" means, collectively, this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Selling Stockholder Stock Purchase Agreements and the employment agreement between the Company and Licciardello referred to in Section
         5.9 of this Agreement.

                  "Unaudited Financial Statements" has the meaning set forth in
         Section 3.11 of this Agreement.

                                   ARTICLE II

                      PURCHASE AND SALE OF PREFERRED STOCK

         2.1 Purchase and Sale of Preferred Stock. Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, on the Closing Date (as hereinafter defined) the number of shares of Preferred Stock set forth opposite the Purchaser's name


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                                                                           FINAL
                                                                               8

on Schedule 2.1 hereto, for the purchase price set forth opposite the Purchaser's name on Schedule 2.1 hereto (all of the shares of Preferred Stock being purchased pursuant hereto being referred to herein as the "Purchased Shares").


         2.2 Certificates of Designations. The Series A Preferred Stock shall have the preferences and rights set forth in the Series A Certificate of Designations. The Series B Preferred Stock shall have the preferences and rights set forth in the Series B Certificate of Designations.

         2.3 Closing. The closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP Washington, D.C., at 10:00 a.m., local time, on the date hereof, or at such other time, place and date that the Company and the Purchaser may agree in writing (the "Closing Date"). On the Closing Date, the Company shall deliver to the Purchaser a certificate or certificates in definitive form and registered in the name of the Purchaser, representing its Purchased Shares against delivery by the Purchaser to the Company of the aggregate purchase price therefor by wire transfer of immediately available funds.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Purchaser as follows:

         3.1 Corporate Existence and Power. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is proposed to be, engaged;
(c) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the Condition of the Company; and (d) has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents. No jurisdiction, other than those referred to in clause (c) above, has claimed, in writing or otherwise, that the Company is required to qualify as a foreign corporation or other entity therein, and the Company does not file any franchise, income or other tax returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom. The Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in clause (c) above.

         3.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby (a) have been duly


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authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or the By-laws; (c) do not violate, conflict with or result in any breach, default or contravention of (with due notice or lapse of time or both), or the creation of any Lien under, any material Contractual Obligation of the Company or, taking into account reliance upon Article IV hereof, any Requirement of Law, to the knowledge of the Company, applicable to the Company; and (d) do not violate, to the knowledge of the Company, any judgment, injunction, writ, award, decree or order of any nature (collectively, "Orders") of any Governmental Authority against, or binding upon, the Company. Neither the issuance, sale or delivery of the Purchased Shares nor the issuance and delivery of the shares of Common Stock issuable upon conversion of the Purchased Shares is subject to any preemptive right to any stockholder of the Company or any right of first refusal or other right in favor of any Person, which has not been waived.

         3.3 Governmental Authorization; Third Party Consents. Except as set forth in Schedule 3.3 and excluding application of any state securities or blue sky laws, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the sale, issuance and delivery of the Purchased Shares) by, or enforcement against, the Company of this Agreement and the other Transaction Documents or the transactions contemplated hereby and thereby.

         3.4 Binding Effect. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

         3.5 Litigation. Except as set forth on Schedule 3.5, there are no actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations (collectively, "Claims") pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against the Company. To the knowledge of the Company, no Order has been issued by any court or other Governmental Authority against the Company purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any of the other Transaction Documents.

         3.6      Compliance with Laws.  Except as set forth in Schedule 3.6,

                  (a) The Company is in compliance with (i) all Requirements of Law, to the knowledge of the Company, and (ii) all Orders issued by any court or


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                                                                              10

         Governmental Authority against the Company, except in each case where such non-compliance would have an insubstantial effect on the Condition of the Company. To the Company's knowledge, there is no existing or proposed Requirement of Law which could reasonably be expected to prohibit or restrict the Company from, or otherwise materially adversely affect the Company in conducting its business in any jurisdiction in which it now conducts or proposes to conduct its business.

                  (b) (i) The Company has all licenses, permits and approvals of any Governmental Authority (collectively, "Permits") that are necessary for the conduct of the business of the Company; (ii) such Permits are in full force and effect; and (iii) no violations are or have been recorded in respect of any Permit.

                  (c) No material expenditure is currently required by the Company to comply with any existing Requirement of Law or Order.

         3.7      Capitalization.

                  (a) On the Closing Date, after giving effect to the transactions contemplated by this Agreement, the authorized capital stock of the Company shall consist of (i) 100,000,000 shares of Common Stock, of which 11,424,002 shares are issued and outstanding, and (ii) 4,241,651 shares of Preferred Stock, all of which shares are issued and outstanding. Schedule 3.7(a) sets forth, as of the Closing Date, a true and complete list of (x) the stockholders of the Company (including any trust or escrow agent arrangement created in connection with any employee stock option plan) and, opposite the name of each stockholder, the amount of all outstanding capital stock owned by such stockholder and (y) the holders of Stock Equivalents and, opposite the name of each such holder, the amount of all Stock Equivalents owned by such holder. As of the date of this Agreement, the aggregate number of options to purchase shares of Common Stock which may be issued under the Stock Option Plan is 6,800,000, of which 3,449,550 have been granted. The Company has reserved an aggregate of 4,241,651 shares of Common Stock for issuance upon conversion of the Purchased Shares. Except as set forth on Schedule 3.7(a), there are no options, warrants, conversion privileges, subscription or purchase rights or other rights currently outstanding to purchase or otherwise acquire (i) any authorized but unissued, unauthorized or treasury shares of the Company's capital stock, (ii) any Stock Equivalents or (iii) other securities of the Company and there are no commitments, contracts, agreements, arrangements or understandings by the Company to issue any shares of the Company's capital stock or any Stock Equivalents or other securities of the Company. The Purchased Shares are duly authorized, and when issued and sold to the Purchaser after payment therefor, will be validly issued, fully paid and non-assessable, will be issued in compliance with the registration and qualification requirements of all applicable federal, state and foreign securities laws and will be free and clear of all Liens

                                                                           FINAL
                                                                              11

         (other than those imposed by the Stockholders Agreement). The shares of Common Stock issuable upon conversion of the Purchased Shares have been duly reserved for issuance upon conversion of the Preferred Stock and, when issued in compliance with the provisions of the Certificate of Designations and the General Corporation Law of the State of Delaware, will be validly issued, fully paid and non-assessable and not subject to any preemptive rights or similar rights that have not been satisfied and will be free and clear of all Liens (other than those imposed by the Stockholders Agreement). All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid for and non-assessable, and were issued in compliance with the registration and qualification requirements of all applicable federal and state securities laws.

                  (b) Except as set forth in Schedule 3.7(b), the Company does not directly or indirectly own any Subsidiary or own or have any investment in any of the capital stock of, or any other proprietary interest in, any Person.

                  (c) The Purchased Shares to be purchased by the Purchaser hereunder represent, in the aggregate, on the Closing Date, not less than 22.19% of the outstanding shares of Common Stock on a fully diluted basis assuming the grant of all options that have been granted under the Stock Option Plans and the exercise thereof and the conversion, exercise or exchange of any outstanding securities into shares of Common Stock, including, without limitation, all of the Purchased Shares.

         3.8 No Default or Breach; Contractual Obligations. The Company has not received notice of a default and is not in default under, or with respect to, any Contractual Obligation listed on Schedule 3.8, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder except as disclosed on Schedule 3.6. Schedule 3.8 lists all of the Contractual Obligations to which the Company is a party, whether written or oral, (i) under which the Company received in excess of $100,000 in fiscal year 1999 or (ii) which are otherwise material to the Condition of the Company. Except as set forth in Schedule 3.8, all of such Contractual Obligations are valid, subsisting, in full force and effect and binding upon the Company and, to the knowledge of the Company, the other parties thereto, and the Company has paid in full or accrued all amounts due thereunder and has satisfied in full or provided for all of its liabilities and obligations heretofore due thereunder. To the knowledge of the Company, no other party to any such Contractual Obligation is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by such other party thereunder.

         3.9 Title to Properties. The Company holds interests as lessee under leases in full force and effect in, all real property used in connection with its business or otherwise leased by it. The Company does not own, or have any marketable title in fee simple to, any real property.

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                                                                              12

         3.10 FIRPTA. The Company is not a "foreign person" within the meaning of Section 1445 of the Code.

         3.11 Financial Statements. The Company has delivered to the Purchaser the audited financial statements of the Company (balance sheet and statements of operations, cash flow and stockholders' equity, together with the notes thereto) for the fiscal year ended December 31, 1998 which contains the unqualified report of Arthur Andersen LLP (the "Audited Financial Statements") and the unaudited financial statements of the Company (balance sheet and statements of operations) for the fiscal periods ended March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999 (the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and with each other, except that the Unaudited Financial Statements do not contain footnotes or normal year-end adjustments. The Financial Statements fairly present the financial condition, operating results and cash flows of the Company as of the respective dates and for the respective periods indicated in accordance with GAAP, except that the Unaudited Financial Statements do not contain footnotes or normal year-end adjustments.

         3.12 Taxes. (a) Except as set forth in Schedule 3.12, the Company has paid or made adequate reserves for all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (hereinafter, "Taxes" or, individually, a "Tax") which have come due and are required to be paid by or reserved against through the date hereof, and all deficiencies or other additions to Tax, interest and penalties owed by it in connection with any such Taxes, other than Taxes being disputed by the Company in good faith for which adequate reserves have been made in accordance with GAAP; (b) the Company has timely filed or caused to be filed all returns for Taxes that it is required to file on and through the date hereof (including all applicable extensions), and all such Tax returns are accurate and complete in all material respects; (c) with respect to all Tax returns of the Company, (i) there is no unassessed Tax deficiency proposed or, to the knowledge of the Company, threatened against the Company and (ii) no audit is in progress with respect to any return for Taxes, no extension of time is in force with respect to any date on which any return for Taxes was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax; (d) all provisions for Tax liabilities of the Company with respect to the Financial Statements have been made in accordance with GAAP consistently applied, and all liabilities for Taxes of the Company attributable to periods prior to or ending on the Closing Date have been adequately provided for on the Financial Statements; and (e) there are no Liens for Taxes on the assets of the Company.

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                                                                              13

         3.13 No Material Adverse Change; Ordinary Course of Business. Since December 31, 1999, (a) except as set forth on Schedule 3.13(a), there has not been any material adverse change, nor is any such change reasonably expected, in the Condition of the Company, (b) except as set forth on Schedule 3.13(b), the Company has not engaged in any transaction material to the Condition of the Company outside the ordinary course of business, including, without limitation, declaring or paying any dividend or declaring or making any distribution to its stockholders except out of the earnings or surplus of the Company, (c) the Company has not increased the compensation of any of its officers or the rate of pay of any of its employees, except as part of regular compensation increases in the ordinary course of business, (d) the Company has not incurred any Indebtedness, other than in the ordinary course of business, (e) the Company has not created or assumed any Lien on a material asset of the Company, (f) the Company has not entered into any Contractual Obligation other than in the ordinary course of business and (g) there has not occurred a material change in the Company's accounting principles or practices except as required by reason of change in GAAP.

         3.14 Investment Company. The Company is not and is not controlled by or affiliated with an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         3.15 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Shares. Assuming reliance upon Article IV hereof, no registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer, sale or issuance of the Purchased Shares.

         3.16 Labor Relations. (a) The Company is not engaged in any unfair labor practice; (b) there is (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or, to the knowledge of the Company, threatened against the Company, and (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company; (c) the Company is not a party to any collective bargaining agreement or contract; (d) to the knowledge of the Company, there is no union representation question existing with respect to the employees of the Company; and (e) to the knowledge of the Company, no union organizing activities are taking place.

         3.17 Employee Benefit Plans. The Company does not have any actual or contingent, direct or indirect, liability in respect of any employee plan or arrangement, including any plan subject to ERISA, other than to make contributions under or pay benefits pursuant to the plans listed on Schedule
3.17 (collectively, the "Plans"). All of the Plans are in compliance with all applicable Requirements of Law. No Plan is subject to Title IV of ERISA, or is otherwise a Defined Benefit Plan, or is a multiple employer plan (within the meaning of Section 413(c) of the Code), or provides for

                                                                           FINAL
                                                                              14

post-retirement welfare benefits or a "parachute payment" (within the meaning of Section 280G(b) of the Code).

         3.18 Title to Assets. The Company owns and has good, valid, and marketable title to all of its properties and assets used in its business and reflected as owned on the Financial Statements or so described in any Schedule hereto (collectively, the "Assets"), in each case free and clear of all Liens, except for Liens specifically described on the notes to the Financial Statements[, or as set forth on Schedule 3.18.]

         3.19 Liabilities. The Company does not have any direct or indirect obligation or liability (the "Liabilities") other than (a) Liabilities fully and adequately reflected or reserved against on the Financial Statements, (b) Liabilities incurred since December 31, 1999 in the ordinary course of business and (c) Liabilities not required to be set forth in the Financial Statements. The Company has no knowledge of any existing or reasonably foreseeable circumstance, condition, event or arrangement that could reasonably be expected to give rise hereafter to any Liabilities of the Company except in the ordinary course of business.

         3.20     Intellectual Property.

                  (a) (i) The Company is the owner of all, or has the license or right to use, sell and license all of, the Copyrights, Patents, Trade Secrets, Trademarks, Internet Assets, Software and other proprietary rights (collectively, "Intellectual Property") that are used in connection with its business as presently conducted or contemplated in its business plan, free and clear of all Liens.

                           (ii) Schedule 3.20(a)(ii) sets forth all of the
                  Intellectual Property owned by, and filings and applications for any Intellectual Property filed by, the Company. Except as set forth in Schedule 3.20(a)(ii), none of the Intellectual Property listed on Schedule 3.20(a)(ii) is subject to any outstanding Order, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the knowledge of the Company, threatened, which challenges the validity, enforceability, use or ownership by the Company of the item.

                           (iii) Schedule 3.20(a)(iii) sets forth all
                  Intellectual Property licenses, sublicenses, distributor agreements and other agreements under which the Company is either a licensor, licensee or distributor, except such licenses, sublicenses and other agreements relating to off-the-shelf software, which is commercially available on a retail basis and used solely on the computers of the Company. The Company has substantially performed all obligations imposed upon it thereunder, and is not, nor to the knowledge of the Company is any other party thereto, in breach of or default thereunder in any respect, nor is there any event which with

                                                                           FINAL
                                                                              15

                  notice or lapse of time or both would constitute a default thereunder. Except as set forth in Schedule 3.20(a)(iii), all of the Intellectual Property licenses listed on Schedule 3.20(a)(iii) are valid, enforceable and in full force and effect, and will continue to be so on identical terms immediately following the Closing except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

                           (iv) Other than as set forth on Schedule 3.20(a)(iv),
                  none of the Intellectual Property currently sold or licensed by the Company to any Person or, to the knowledge of the Company, used by or licensed to the Company from any Person infringes upon or otherwise violates any Intellectual Property rights of others.

                           (v) Except as set forth on Schedule 3.20(a)(v), no
                  litigation is pending and no Claim has been made against the Company or, to the knowledge of the Company, is threatened, contesting the right of the Company to sell or license to any Person or use the Intellectual Property presently sold or licensed to such Person or used by the Company.

                  (b) Except as set forth on Schedule 3.20(b), to the knowledge of the Company, no Person is infringing upon or otherwise violating the Intellectual Property rights of the Company.

                  (c) No former employer of any employee of the Company, and no current or former client of any consultant of the Company, has made a claim against the Company or, to the knowledge of the Company, against any other Person, that such employee or such consultant is utilizing Intellectual Property of such former employer or client.

                  (d) Except as set forth on Schedule 3.20(d), the Company is not a party to or bound by any license or other agreement requiring the payment by the Company of any royalty payment, excluding such agreements relating to software licensed for use solely on the computers of the Company.

                  (e) To the knowledge of the Company, no employee of the Company is in violation of any Requirement of Law applicable to such employee, or any term of any employment agreement, patent or invention disclosure agreement or other contract or agreement relating to the relationship of such employee with the Company or any prior employer.

                                                                           FINAL
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                  (f) To the knowledge of the Company, none of the Trade
         Secrets, wherever located, the value of which is contingent upon maintenance of confidentiality thereof, has been disclosed to any Person other than employees, representatives and agents of the Company, except as required pursuant to the filing of a patent application by the Company, or pursuant to binding confidentiality and nondisclosure agreements.

                  (g) It is not necessary for the Company's business (as currently conducted or as proposed to be conducted, as set forth in the business plan previously delivered to the Purchaser) to use any Intellectual Property owned by any director, officer, employee or consultant of the Company (or persons the Company presently intends to hire). To the Company's knowledge, at no time during the conception or reduction to practice of any of the Company's Intellectual Property was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Authority or subject to any employment agreement, invention assignment, nondisclosure agreement or other Contractual Obligation with any Person that could adversely affect the Company's rights to its Intellectual Property.

                  (h) All present employees of the Company who have received stock option agreements for stock option grants have executed and delivered proprietary invention agreements with the Company, and are obligated under the terms thereof to assign all inventions made by them during the course of employment to the Company.

         3.21 Network Redundancy and Computer Back-up. Except as set forth on Schedule 3.21,

                  (a) the server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third party computer systems) used in the Company's services network provide redundancy and meet industry standards relating to high availability; and

                  (b) the Company has made back-ups of all material computer Software and databases utilized by it and maintains such Software and databases at a secure off-site location.

         3.22 Security of Customer Information. The Company has adequate security measures in place to protect, and, to the Company's knowledge, such security measures protect the customer information it receives through its website from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers. Such security measures conform to prevalent industry standards. The Company represents to its customers that it assures security as to the customer information it receives through its website.

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         3.23 Potential Conflicts of Interest. Except as set forth on Schedule
3.23, no officer, director or greater than 5% stockholder of the Company, no spouse of any such officer, director or greater than 5% stockholder, and, to the knowledge of the Company, no relative of such spouse or of any such officer, director or stockholder and no Affiliate of any of the foregoing (a) owns, directly or indirectly, any interest in (excepting less than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company has used, or that the Company will use, in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof, except as set forth in the Financial Statements.

         3.24 Trade Relations. There exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, or the business of the Company, with any customer or supplier or any group of customers or suppliers whose purchases are individually or in the aggregate material to the Condition of the Company, and there exists no present condition or state of fact or circumstances relating to the Company, as opposed to the industry, that would adversely affect the Condition of the Company or prevent the Company from conducting such business relationships or such business with any such customer, supplier or group of customers or suppliers in the ordinary course of business or practice within its industry.

         3.25 Outstanding Borrowing. Schedule 3.25 sets forth the amount of all Indebtedness of the Company as of the date hereof, the Liens that relate to such Indebtedness and that encumber the Assets and the name of each lender thereof. No Indebtedness is entitled to any voting rights in any matters voted upon by the holders of the Company's Common Stock.

         3.26 Insurance. Schedule 3.26 lists all of the insurance policies held by or on behalf of the Company, with the effective date and coverage amounts indicated thereon. Such policies and binders are valid and enforceable in accordance with their terms and are in full force and effect and cover all risks associated with the Company's business that are customarily insured against in the electronic bill presentment and payment industry in such amounts as are customary in such industry. None of such policies will be affected by, or terminate or lapse by reason of, any transaction contemplated by this Agreement or any of the other Transaction Documents.

         3.27 Environmental Matters. The Company is in material compliance with all applicable Environmental Laws. There is no civil, criminal or administrative judgment,

                                                                           FINAL
                                                                              18

action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of the Company, threatened against the Company pursuant to Environmental Laws; and, to the knowledge of the Company, there are no past or present events, conditions, circumstances, activities, practices, incidents, agreements, actions or plans which could reasonably be expected to prevent compliance with, or which have given rise to or will give rise to liability under, Environmental Laws.

         3.28 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any action taken by any such Person.

         3.29 Disclosure. Agreement and Other Documents. This Agreement, including the schedule and exhibits hereto, and certificates furnished to the Purchaser by the Company hereunder do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, when taken as a whole, not misleading.

         3.30 SEC Documents. As of its filing date, each SEC Document (including all exhibits and schedules thereto and documents incorporated by reference therein), in each case as amended, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

         3.31 Stock Option Plans. The transactions contemplated by the Transaction Documents do not constitute a "Change of Control" under any of the Company's Stock Option Plans.

         3.32 Year 2000 Compliance. The Company has conducted and continues to conduct "year 2000" audits with respect to the Software which constitutes part of the products and services manufactured, marketed or sold by the Company or licensed by the Company to third parties, and the Company is not aware of any failure of such Software to be Year 2000 Compliant, which failure is reasonably likely to have a material adverse effect on the Company. The Company has used commercially reasonable efforts to obtain "year 2000" certifications with respect to all third-party Software used in connection with the business or operations of the Company, including without limitation systems belonging to the Company's suppliers, service providers and customers. As used herein, "Year 2000 Compliant" means Software which can (a) accurately process date information before, during and after January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on date or portions of dates; (b) function accurately and

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                                                                              19

without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century; (c) respond to two
(2) digit year input in a way that resolves the ambiguity as to century in a disclosed and predetermined manner; and (d) store and provide output of date information in ways that are unambiguous as to century, in each case assuming that such Software receives properly formatted data from all other software or hardware with which it interacts.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

         4.1 Existence and Power. The Purchaser (a) is a corporation duly organized and validly existing under the laws of the State of Delaware and (b) has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Transaction Agreements.

         4.2 Authorization; No Contravention. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Agreements and the transactions contemplated hereby and thereby, (a) have been duly authorized by all necessary corporate action , (b) do not contravene the terms of the Purchaser's organizational documents, or any amendment thereof, and
(c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation of the Purchaser or any Requirement of Law applicable to the Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, the Purchaser.

         4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, the Purchaser of this Agreement and each of the other Transaction Agreements to which it is a party or the transactions contemplated hereby and thereby.

         4.4 Binding Effect. This Agreement and the other Transaction Agreements have been duly executed and delivered by the Purchaser and constitute the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

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         4.5 Purchase for Own Account. The Purchased Shares hereby acquired by the Purchaser pursuant to this Agreement (and any Common Stock obtained upon conversion of the Purchased Shares) are being acquired for its own account and with no intention of distributing or reselling such Purchased Shares or such Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Purchased Shares or such Common Stock under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of the Purchaser's property being at all times within its control. If the Purchaser should in the future decide to dispose of any of such Purchased Shares or such Common Stock, the Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect. The Purchaser agrees to the imprinting, so long as required by law, of a legend on certificates representing all of its Purchased Shares and shares of Common Stock issuable upon conversion of its Purchased Shares to the following effect:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

         THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE STOCKHOLDERS AGREEMENT, DATED FEBRUARY __, 2000, AMONG THE COMPANY AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

         4.6 Restricted Securities. The Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on the Purchaser's representations set forth herein.

                                                                           FINAL
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         4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

         4.8 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect. Such Purchaser has been afforded the opportunity to ask the Company such questions, and obtain answers thereto, without limitation so as to enable such Purchaser to make an investment decision in the Company. Such Purchaser is able to withstand the risks associated with a complete loss of an investment in the Purchased Shares and the risks associated with an inability to resell the Purchased Shares (or Common Stock upon conversion thereof) for an indefinite period of time, in each case in recognition of the risks associated with an investment thereby.

                                    ARTICLE V

                          CONDITIONS TO THE OBLIGATION
                            OF THE PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date.

         5.1 Secretary's Certificate. The Purchaser shall have received a certificate from the Company, in form and substance satisfactory to the Purchaser, dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying (a) that the Company is in good standing with the Secretary of State of the State of Delaware, (b) that the attached copies of the Certificate of Incorporation, the By-laws, and resolutions of the Board of Directors of the Company approving this Agreement and each of the other Transaction Documents and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect and (c) as to the incumbency and specimen signature of each officer of the Company executing this Agreement, each other Transaction Document and any other document delivered in connection herewith on behalf of the Company.

         5.2 Representations and Warranties True; Performance of Obligations. The representations and warranties of the Company contained in the Transaction Documents shall be true and correct on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing; and the Company shall have performed all obligations and conditions required to be performed or observed by it under the Transaction Documents on or prior to the Closing.

                                                                           FINAL
                                                                              22

         5.3 Regulatory Approvals. The Purchaser shall be satisfied in its sole discretion that the Company prior to Closing is in compliance, or immediately following Closing will be in compliance, with all legal and regulatory requirements applicable to it and has all licenses, permits and approvals of any Governmental Authority that are necessary for the conduct of its business as currently conducted.

         5.4 Filing of Series A and Series B Certificate of Designations. The Series A Certificate of Designations and the Series B Certificate of Designations shall have been duly filed by the Company with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware, and the Purchaser shall have received evidence of such filing in form and substance reasonably satisfactory to it.

         5.5 Purchased Shares. The Company shall have delivered to the Purchaser certificates in definitive form representing the number of Purchased Shares set forth opposite the Purchaser's name on Schedule 2.1 hereto, registered in the name of the Purchaser.

         5.6      Termination of Rights of Purchaser.

                  (a) Waiver and Termination of Rights of First Refusal. The Purchaser shall have duly executed and delivered an irrevocable waiver of its right of first refusal as set forth in Section 3.4 of the Stock Purchase Agreement between the Purchaser and Princeton Telecom Corporation, dated as of September 4, 1998, and all future rights granted to the Purchaser pursuant to Section 3.4 of such Stock Purchase Agreement shall have been terminated irrevocably.

                  (b) Termination of Registration Rights Agreement. The Registration Rights Agreement between the Company and the Purchaser, dated as of June 16, 1999, shall have been terminated irrevocably by all parties thereto. No rights or obligations granted by such Registration Rights Agreement shall survive such termination.

                  (c) Termination of Amended and Restated Voting Agreement. The Amended and Restated Voting Agreement among the Company, the Purchaser, Donald C. Licciardello and the Donald Licciardello Family Limited Partnership, dated as of May 10, 1999, shall have been terminated irrevocably by the parties thereto. No rights or obligations granted by such Voting Rights Agreement shall survive such termination.

         5.7 Stockholders Agreement. The Company and the Purchaser shall have duly executed and delivered the Stockholders Agreement.

                                                                           FINAL
                                                                              23

         5.8 Registration Rights Agreementt. The Company and the Purchaser shall have duly executed and delivered the Registration Rights Agreement.

         5.9 Selling Stockholders Stock Purchase Agreement. Donald C. Licciardello and Billing Concepts and C. Richard Corl and Parris H. Holmes, Jr. shall have duly executed and delivered respectively the respective Selling Stockholders Stock Purchase Agreements.

         5.10 Management Assurances The members of management listed in Section
8.8 and such other members of the Company's management as the Purchaser may require shall have entered into letters of intent acceptable in form and substance to the Purchaser in its sole discretion, providing assurances that they will continue in the Company's employ for such periods of time as are acceptable to the Purchaser in its sole discretion.

         5.11 Averett Employment. The Company shall have hired and currently be employing Ronald W. Averett as the Chief Operating Officer of the Company reporting directly to the Chief Executive Officer of the Company.

         5.12 Opinion of Counsel. The Purchaser shall have received an opinion of Russell Schenkman of Hale & Schenkman, dated the Closing Date, relating to the transactions contemplated by or referred to herein, substantially in the form attached hereto as Exhibit G.

         5.13 Licciardello Employment Agreement. The Company and Donald C. Licciardello shall have executed the Employment Agreement attached hereto as Exhibit F-1.

         5.14 Resignation and Appointment of Corporate Secretary. C. Richard Corl shall have resigned as Secretary of the Company and Chris Sugden shall have been appointed Secretary of the Company as C. Richard Corl's replacement.


                                   ARTICLE VI

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

         The obligation of the Company to issue and sell the Purchased Shares and the obligation of the Company to perform its other obligations hereunder shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

         6.1 Payment of Purchase Price. The Purchaser shall be prepared to pay the aggregate purchase price for the Purchased Shares to be purchased by the Purchaser.

                                                                           FINAL
                                                                              24

         6.2 Stockholders Agreement. The Purchaser shall have duly executed and delivered the Stockholders Agreement.

         6.3 Registration Rights Agreement. The Purchaser shall have duly executed and delivered the Registration Rights Agreement.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1      Indemnification.

         (a) Except as otherwise provided in this Article VII, the Company agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, a "Purchaser Indemnified Party"), to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages or expenses (including reasonable fees, disbursements and other charges of one counsel retained for the benefit of the Purchaser Indemnified Parties in any action between the Company and one or more Purchaser Indemnified Parties hereto or between one or more Purchaser Indemnified Parties and any third party or otherwise) (collectively, "Purchaser Losses") directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Company in this Agreement or the other Transaction Documents; PROVIDED, HOWEVER, that the Company shall not be liable under this Article VII to a Purchaser Indemnified Party to the extent that it is finally judicially determined that such Purchaser Losses resulted or arose solely from the breach by such Purchaser Indemnified Party of any representation, warranty, covenant or other agreement of such Purchaser Indemnified Party contained in this Agreement or the other Transaction Documents or the willful misconduct or gross negligence of such Purchaser Indemnified Party; and PROVIDED FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Purchaser Losses which shall be permissible under applicable laws. The amount of any payment to any Purchaser Indemnified Party herewith in respect of any Purchaser Loss shall be of sufficient amount to make such Purchaser Indemnified Party whole. Subject to the terms of this Article VII, in connection with the obligation of the Company to indemnify for expenses as set forth above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Purchaser Indemnified Party for all such expenses as they are incurred by such Purchaser Indemnified Party; provided, however, that if an Purchaser Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Purchaser Losses in question resulted primarily from the breach by such Purchaser Indemnified Party of any representation, warranty,

                                                                           FINAL
                                                                              25

covenant or other agreement of such Purchaser Indemnified Party contained in this Agreement or the other Transaction Documents or from the willful misconduct or gross negligence of such Purchaser Indemnified Party.

         (b) Except as otherwise provided in this Article VII, the Purchaser agrees to indemnify, defend and hold harmless the Company and its Affiliates and their respective officers, directors, agents, employees, Subsidiaries, partners, members and controlling persons (each, a "Company Indemnified Party"), to the fullest extent permitted by law from and against any and all losses, Claims, or written threats thereof (including, without limitation, any Claim by a third party), damages or expenses (including reasonable fees, disbursements and other charges of one counsel retained for the benefit of the Company Indemnified Parties in any action between the Purchaser and one or more Company Indemnified Parties hereto or between one or more Company Indemnified Parties and any third party or otherwise) (collectively, "Company Losses") directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Purchaser in this Agreement or the other Transaction Documents; PROVIDED, HOWEVER, that the Purchaser shall not be liable under this
Article VII to a Company Indemnified Party to the extent that it is finally judicially determined that such Company Losses resulted or arose solely from the breach by such Company Indemnified Party of any representation, warranty, covenant or other agreement of such Company Indemnified Party contained in this Agreement or the other Transaction Documents or the willful misconduct or gross negligence of such Company Indemnified Party; and PROVIDED FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of such Company Losses which shall be permissible under applicable laws. The amount of any payment to any Company Indemnified Party herewith in respect of any Company Loss shall be of sufficient amount to make such Company Indemnified Party whole. Subject to the terms of this Article VII, in connection with the obligation of the Purchaser to indemnify for expenses as set forth above, the Purchaser shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Company Indemnified Party for all such expenses as they are incurred by such Company Indemnified Party; provided, however, that if an Company Indemnified Party is reimbursed under this Article VII for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Company Losses in question resulted primarily from the breach by such Company Indemnified Party of any representation, warranty, covenant or other agreement of such Company Indemnified Party contained in this Agreement or the other Transaction Documents or from the willful misconduct or gross negligence of such Company Indemnified Party.

         7.2 Notification. Each party entitled to indemnification (an "Indemnified Party") under this Article VII shall, promptly after the receipt of notice of the commencement of any Claim against such Indemnified Party in respect of which indemnity may be sought from the party obligated to indemnify such Indemnified Party under this Article VII (the "Indemnifying Party"), notify the Indemnifying Party in

                                                                           FINAL
                                                                              26

writing of the commencement thereof. The omission of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article VII or (b) under this Article VII unless, and only to the extent that, such omission results in the Indemnifying Party's forfeiture of substantive rights or defenses or the Indemnifying Party is prejudiced by such delay. In case any such Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for such reasonable fees and expenses of such counsel incurred in any such action between the Indemnifying Party and the Indemnified Parties or between such the Indemnified Parties and any third party, as such expenses are incurred. The Indemnifying Party agrees that it will not, without the prior written consent of the Purchaser, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim. The Indemnifying Party shall not be liable for any settlement of any Claim effected against an Indemnified Party without the Indemnifying Party's written consent, which consent shall not be unreasonably withheld. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article VII shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

                                  ARTICLE VIII

                              AFFIRMATIVE COVENANTS

         The Company hereby covenants and agrees with the Purchaser, for as long as any of the Purchased Shares are outstanding, as follows:

                                                                           FINAL
                                                                              27

         8.1      Preservation of Existence.  The Company shall:

                  (a) preserve and maintain in full force and effect its existence and good standing under the laws of its jurisdiction of formation or organization;

                  (b) preserve and maintain in full force and effect all material rights, privileges, qualifications, applications, licenses and franchises necessary in the normal conduct of its business;

                  (c) use its reasonable best efforts to preserve its business organization;

                  (d) conduct its business in the ordinary course (unless altered by Board approval, in accordance with the Stockholders Agreement when applicable), keep its properties in good working order and condition (normal wear and tear excepted), and from time to time make all needed repairs to, renewals of or replacements of its properties so that the efficiency of its business operation shall be reasonably maintained and preserved;

                  (e) comply with all material Requirements of Law and with the directions of any Governmental Authority having jurisdiction over the Company or its business or property; and

                  (f) file or cause to be filed in a timely manner all reports, applications, estimates and licenses that shall be required by a Governmental Authority.

         8.2 Financial Statements and Other Information. Subject to Section
9.2 hereof, the Company shall deliver to the Purchaser, in form and substance satisfactory to the Purchaser:

                  (a) as soon as available, but not later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail and accompanied by a management summary and analysis of the operations of the Company for such fiscal year and by the opinion of a nationally recognized independent certified public accounting firm which report shall state that such financial statements present fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis;

                  (b) commencing with the fiscal period ending on March 31, 2000, as soon as available, but in any event not later than forty-five
         (45) days after the end of each of the first three fiscal quarters of each fiscal year, the unaudited balance

                                                                           FINAL
                                                                              28

         sheet of the Company, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter, all certified by an appropriate officer of the Company as presenting fairly the financial condition as of such date and results of operations and cash flows for the periods indicated in conformity with GAAP applied on a consistent basis, subject to normal year-end adjustments and the absence of footnotes required by GAAP;

                  (c) if requested by the Purchaser, as promptly as practicable, but not later than five (5) days after the end of each fiscal year of the Company, a certificate signed by the Chief Executive Officer of the Company in customary form certifying that the Company is not a "foreign person" within the meaning of Section 1445 of the Code; and

                  (d) such other financial and operating data of the Company as the Purchaser reasonably may request.

         8.3 Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized shares of Common Stock, solely for the purpose of issue or delivery upon conversion of the Purchased Shares, as provided in the Certificate of Designations, the maximum number of shares of Common Stock that may be issuable or deliverable upon such conversion. Such shares of Common Stock are duly authorized and, when issued or delivered in accordance with the Certificate of Designations, shall be validly issued, fully paid and non-assessable. The Company shall issue such shares of Common Stock, in accordance with the terms of the Certificate of Designations, and otherwise comply with the terms hereof and thereof.

         8.4 Insurance. The Company shall maintain insurance with insurance companies or associations with a rating of "A" or better as established by Best's Rating Guide (or an equivalent rating with such other publication of a similar nature as shall be in current use) in such amounts and covering such risks as are usually and customarily carried with respect to similar businesses according to its locations.

         8.5 Books and Records. The Company shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company in accordance with GAAP consistently applied.

         8.6 Back-ups of Computer Software. The Company shall make back-ups of all material computer software programs and databases and shall maintain such software programs and databases at a secure off-site location.

         8.7 Inspection. Subject to Section 9.12 hereof, the Company shall permit representatives of the Purchaser to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with their respective

                                                                           FINAL
                                                                              29

directors, officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested upon reasonable advance notice to the Company.

         8.8 Employment Agreements. The Company will use its best efforts to execute employment agreements on terms and conditions that are reasonably acceptable to the Company and the Purchaser with the following seven employees of the Company: (1) Ronald W. Averett; (2) Christopher S. Sugden, (3) Donald Brenton; (4) Jayson Goldberg; (5) Steven D. Greenwood; and (6) Colin Kaye.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the date that is the earlier of (i) the closing of the initial public offering of the Company's Common Stock that is registered under the Securities Act of 1933, as amended, or (ii) ninety (90) days after the receipt by the Purchaser of audited financial statements of the Company for the fiscal year ending December 31, 2000 (or, if such fiscal year changes and no such audited consolidated financial statements are available, then the successor fiscal year), except for (a) Sections 3.1, 3.2, 3.4, 3.7, 3.28, 3.29, 3.31, 4.1,
4.2, 4.4, and 4.7 , which representations and warranties shall survive until the third anniversary of the Closing Date, and (b) Section 3.12, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Tax to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section
3.12 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom. The Purchaser is entitled to rely, and the parties hereby acknowledge that the Purchaser has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Company contained herein (and is entitled to indemnification pursuant to Article VII hereof with respect to breaches of such representations and warranties), irrespective of any independent investigation made by Purchaser or any facts or information known, either actually or constructively, by Purchaser. The Company is entitled to rely, and the parties hereby acknowledge that the Company has so relied, upon the truth, accuracy and completeness of each of the representations and warranties of the Purchaser contained herein (and is entitled to indemnification pursuant to Article VII hereof with respect to breaches of such representations and warranties), irrespective of any independent investigation made by the Company or any facts or information known, either actually or constructively, by the Company.

                                                                           FINAL
                                                                              30

         9.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery to the address as set forth on Schedule 9.2. All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

         9.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchaser may assign any of its rights under this Agreement or the other Transaction Documents to any person acquiring Purchased Shares from the Purchaser. The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article VII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

         9.4      Amendment and Waiver.

                  (a) No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company or the Purchaser from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchaser, and (ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

         9.5 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                                                                           FINAL
                                                                              31

         9.6 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         9.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

         9.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         9.9 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

         9.10 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         9.11 Fees. Upon the Closing, the Company shall reimburse the Purchaser for its respective fees, disbursements and other charges of counsel incurred in connection with the transactions contemplated by this Agreement, provided that the amount of such reimbursement shall not exceed $75,000.

         9.12 Publicity; Confidentiality. Except as may be required by applicable Requirements of Law, neither of the parties hereto shall issue a publicity release or public announcement or otherwise make any disclosure concerning this Agreement, the transactions contemplated hereby, the Purchaser or the business, technology and financial affairs of the Company, without prior approval by the other party hereto; provided, however, that nothing in this Agreement shall restrict the Purchaser from disclosing information (a) that is already publicly available, (b) that was known to the Purchaser on a non-confidential basis prior to its disclosure by the Company, (c) that may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that the Purchaser will use reasonable efforts to notify the Company in advance of such disclosure so as to permit the Company to seek a protective order or otherwise contest such disclosure, and the Purchaser will use reasonable efforts to cooperate, at the expense of the Company, with the Company in

                                                                           FINAL
                                                                              32

pursuing any such protective order, (d) to the extent that the Purchaser reasonably believes it appropriate in order to protect its investment in the Purchased Shares in order to comply with any Requirement of Law, (e) to the Purchaser's or the Company's officers, directors, shareholders, advisors, employees, members, partners, controlling persons, auditors or counsel who have agreed or are otherwise bound by the confidentiality obligations set forth in this Section 9.12 or (f) to Persons from whom releases, consents or approvals are required, or to whom notice is required to be provided, pursuant to the transactions contemplated by the Transaction Documents. If any announcement is required by law, Governmental Authority or the rules of any securities exchange or market on which shares of Common Stock are traded to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties reasonable opportunity to comment thereon.

         9.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         9.14 Specific Performance. The Company acknowledges that the Preferred Stock is of a special, unique and extraordinary character and that damages are inadequate to compensate the Purchaser for Company's breach of this Agreement. Accordingly, in the event of a material breach by the Company of its representations, warranties, covenants and agreements under this Agreement, the Purchaser, not being in material default hereunder, shall be entitled to specific performance of this Agreement by the Company. In the event the Purchaser elects to institute any action specifically to enforce the Company's performance, the Company agrees to waive any claim or defense that Purchaser has an adequate remedy at law, and the Company will interpose no opposition legally or otherwise to the propriety of specific performance. The Purchaser's right to specific performance, if exercised, shall be an alternative to, and not in addition to, the right to pursue through legal proceedings an award of damages or expenses arising from a material default by the Company.

         [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.


                                PRINCETON eCOM CORPORATION


                                By:   /s/ D.C. Licciardello
                                   ------------------------------------
                                    Name:  Donald C. Licciardello
                                    Title: Chairman and Chief Executive Officer



                                BILLING CONCEPTS CORP.


                                By:   /s/ Parris H. Holmes, Jr.
                                   ------------------------------------
                                    Name:   Parris H. Holmes, Jr.
                                    Title:  Chairman & CEO

Schedule 2.1


Purchased Shares and Purchase Price


============================== ==================== ==================   ====================    ===================
                               Series A Purchased   Series B Purchased    Series A Purchase      Series B Purchase
Purchaser                      Shares               Shares                Price                  Price
============================== ===================  ===================   ===================    ===================
Billing Concepts               3,753,846            487,805               $24,400,000.00         $2,600,000.00
============================== ===================  ===================   ===================    ===================

Schedule 9.2


Notices


         (i)      if to the Company:

                  Princeton eCom Corporation
                  650 College Road East
                  Princeton, NJ 08540
                  Telecopy: (609) 606-3676
                  Attention: Donald C. Licciardello, Chief Executive Officer

                  with a copy to:

                  Hale & Schenkman
                  13 Roszel
                  Suite C-225
                  Princeton, NJ 08540
                  Telecopy: (609) 799-1555
                  Attention: Russell U. Schenkman, Esq.

                  and:

                  Morgan, Lewis & Bockius LLP
                  1701 Market Street
                  Philadelphia, PA 19103
                  Telecopy: (215) 963-5299
                  Attn:  Brian J. Lynch, Esq. and Stephen M. Goodman, Esq.

         (ii)     if to Billing Concepts Corp.:

                  Billing Concepts Corp.
                  7411 John Smith Dr.
                  Suite 1500
                  San Antonio, TX 78229
                  Telecopy: (210) 949-7024
                  Attention: Parris H. Holmes, Jr.

                  with a copy to:

                  Billing Concepts Corp.
                  7411 John Smith Dr.

                  Suite 1500
                  San Antonio, TX 78229
                  Telecopy: (210) 949-7024
                  Attention: Audie Long, Senior VP and General Counsel

                  and,

                  Gibson, Dunn & Crutcher LLP
                  1050 Connecticut Avenue, N.W.
                  Washington, D.C. 20036
                  Attention: Howard B. Adler, Esq.